Reinhart Boerner Van Deuren s.c. P.O. Box 2965 Milwaukee, WI 53201-2965 1000 North Water Street Suite 1700 Milwaukee, WI 53202 Telephone: 414-298-1000 Facsimile: 414-298-8097 reinhartlaw.com

November 10, 2014

Daniel P. Cooper
414-298-8134
dcooper@reinhartlaw.com

Community Banc-Corp of Sheboygan, Inc.
604 North 8th Street
Sheboygan, Wisconsin 53081

Ladies and Gentlemen:

You have requested our opinion with respect to certain federal income tax consequences of the proposed merger (the "Merger") of Community Banc-Corp of Sheboygan, Inc., a Wisconsin corporation ("Community Banc-Corp"), with and into Heartland Financial USA, Inc., a Delaware corporation ("Heartland"), pursuant to the Merger Agreement between Heartland and Community Banc-Corp, dated October 22, 2014 (the "Merger Agreement"). Heartland will file a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission on the date hereof or shortly thereafter in connection with the Merger.

In connection with the Merger, we assume as accurate, the following:

1.    The Merger Agreement will be implemented in accordance with its terms and conditions.

2.    As a result of the first assumption, the Merger will be effected pursuant to the corporation laws of the States of Delaware and Wisconsin.

3.    As a result of the Merger, Community Banc-Corp's shareholders (in the aggregate and including any dissenters) will receive Heartland common stock having a value, measured at the Merger's effective time, of not less than 40% of the value of all of Community Banc-Corp's outstanding stock, also measured at the Merger's effective time.

4.    The statements concerning the Merger and the parties thereto set forth in the Merger Agreement are true, complete and correct, and the Registration Statement is true, complete and correct.

5.    The factual statements and representations made by Community Banc-Corp and Heartland in their respective officer's certificates dated as of the date hereof and delivered to us for purposes of this opinion are true, complete and correct and will remain true, compete and correct at all times up to and including the effective time of the Merger.

Subject to the limitations described herein and based on the assumptions described above, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

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This opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations, or any state, local, foreign or other tax considerations.

A particular Community Banc-Corp shareholder's circumstances may cause the shareholder's tax consequences to differ from those described herein. For example, a particular shareholder may be subject to special treatment under certain special U.S. federal income tax laws, such as shareholders who are dealers or traders in securities or who mark securities to market, financial institutions, insurance companies, tax-exempt organizations, persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), or are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences). Other shareholders whose circumstances may cause the shareholder's tax consequences to differ from those described herein, include shareholders who acquired Community Banc-Corp stock pursuant to employee stock options or otherwise as compensation, who do not hold their shares as capital assets, or who hold their shares as part of a "straddle," or "conversion transaction," or constructive sale or other integrated transaction.

Our opinion is based on the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued or proposed thereunder, the Internal Revenue Service's current positions published in revenue rulings, revenue procedures, notices, and announcements, existing judicial decisions, and other applicable tax authorities. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different and we assume no obligation to revise or supplement this opinion should the present laws referred to above change by legislative or administrative action, judicial action, or otherwise.

This opinion is based solely on the assumptions listed above and the information set forth in the Registration Statement, the Merger Agreement (including all exhibits attached thereto) and Officer's Certificates furnished by officers of Heartland and Community Banc-Corp dated as of the date hereof. In our examination of relevant documents, we have assumed the genuineness of all signatures, the conformity to original documents of all copies of documents submitted to us, the authenticity of such copies and the accuracy of all financial calculations. We cannot and do not represent that we checked the accuracy or the statements of fact or financial calculations contained in such documents and in documents incorporated by reference. Our opinion could be affected if any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof.

This opinion is not binding on the Internal Revenue Service, and we can make no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

We consent to the reference to us under the caption "Material U.S. Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus forming part of the Registration Statement and to the filing of a copy of this opinion as an Exhibit thereto. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933 or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Yours very truly,

REINHART BOERNER VAN DEUREN s.c.

By:	/s/ Daniel P. Cooper
Daniel P. Cooper

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